Exhibit 3.2

AMENDED AND RESTATED

BYLAWS

of

BEHRINGER HARVARD
MULTIFAMILY REIT II, INC.

i

ii

AMENDED AND RESTATED

BYLAWS

of

BEHRINGER HARVARD

MULTIFAMILY REIT II, INC.

a Maryland Corporation

ARTICLE I

OFFICES

Section 1.1.            Principal Offices. The principal office(s) of Behringer Harvard Multifamily REIT II, Inc. (the “Company”) shall be located at such place or places as the Board of Directors may designate from time to time.

Section 1.2.            Additional Offices. The Company may have additional offices, including a principal executive office, at such places as the Board of Directors may from time to time determine or otherwise as the business of the Company may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 2.1.            Place. All meetings of stockholders shall be held at a principal office of the Company or at such other place as shall be set by the Board of Directors and stated in the notice of the meeting.

Section 2.2.            Annual Meeting. An annual meeting of the stockholders for the election of directors and the transaction of any business within the powers of the Company shall be held on such day and at such time as the Board of Directors may determine; provided, however, such meeting shall not be held less than 30 days after delivery of the annual report to the stockholders.  The purpose of each annual meeting of the stockholders shall be to elect directors of the Company and to transact such other business as may properly come before the meeting.

Section 2.3.            Special Meetings. Special meetings of the stockholders may be called by (i) the President; (ii) a majority of the Board of Directors, (iii) a majority of the Independent Directors, as defined in the Company’s charter (the “Charter”); or (iv) upon the written request to the Secretary of the Company by stockholders holding in the aggregate not less than 10% of the outstanding shares of common stock entitled to be voted at such meeting whereby such written request states the purpose of the meeting and the matters proposed to be acted upon at such meeting.  In the event of a stockholders’ meeting called in accordance with subsection (iv) above, the Secretary of the Company shall, within ten days of his or her receipt of the written request required in such subsection, notify, in the manner proscribed herein, each stockholder entitled to vote at such meeting of the stockholders.  Notwithstanding anything to the contrary herein, such meeting shall be held not less than 15 days nor more than 60 days after the Secretary’s delivery of such notice.  Subject to the foregoing sentence, such meeting shall be held at the time and place specified in the stockholder request; provided, however, that if none is so specified, at such time and place convenient to the holders of shares of common stock.

Section 2.4.            Notice for Meetings. Except as provided otherwise in Section 2.3 of this Article II, the Secretary shall, not less than ten nor more than 90 days before each meeting of stockholders, give to each stockholder entitled to vote at the meeting and each other stockholder entitled to notice of the meeting, written or printed notice stating the time and place of the meeting and, in the case of a special meeting or as otherwise required by the Maryland General Corporation Law (as amended from time to time, the “MGCL”), the purpose of the meeting.  Notice shall be deemed delivered to a stockholder upon being (i) personally delivered to the stockholder; (ii) left at the stockholder’s residence or usual place of business; (iii) mailed to the stockholder at the stockholder’s address as it appears on the records of the Company, in which case such notice shall be deemed to be given when deposited in the United States mail with postage prepaid thereon; (iv) transmitted to the stockholder by electronic mail to any electronic mail address of the stockholder or by any other electronic means; or (v) delivered by any other means permitted by the MGCL.

Section 2.5.            Scope of Notice. Any business of the Company may be transacted at an annual meeting of stockholders without being specifically designated in the notice, except as otherwise set forth in Section 2.13(a) of this Article II and except for such business as is required by the MGCL or any other relevant statute to be stated in such notice.  No business shall be transacted at a special meeting of stockholders except as specifically designated in the notice.

Section 2.6.            Organization and Conduct. Every meeting of stockholders shall be conducted by an individual appointed by the Board of Directors to be chairman of the meeting or, in the absence of such appointment, by the Chairman of the Board or, in the case of a vacancy in the office or absence of the Chairman of the Board, by one of the following officers present at the meeting:  the Vice Chairman of the Board, if there be one, the President, the Vice Presidents in their order of rank and seniority, or, in the absence of such officers, a chairman chosen by the stockholders by the vote of a majority of the votes cast by stockholders present in person or by proxy.  The Secretary, or, in the Secretary’s absence, an Assistant Secretary, or in the absence of both the Secretary and Assistant Secretaries, a person appointed by the Board of Directors or, in the absence of such appointment, an individual appointed by the chairman of the meeting shall act as secretary.  In the event that the Secretary presides at a meeting of the stockholders, an Assistant Secretary shall record the minutes of the meeting.  The order of business and all other matters of procedure at any meeting of stockholders shall be determined by the chairman of the meeting.  The chairman of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of such chairman, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to stockholders of record of the Company, their duly authorized proxies or other such persons as the chairman of the meeting may determine; (c) limiting participation at the meeting on any matter to stockholders of record of the Company entitled to vote on such matter, their duly authorized proxies or other such persons as the chairman of the meeting may determine; (d) limiting the time allotted to questions or comments by participants; (e) determining when the polls should be opened and closed; (f) maintaining order and security at the meeting; (g) removing any stockholder who refuses to comply with meeting procedures, rules or guidelines as set forth by the chairman of the meeting; and (h) concluding the meeting or recessing or adjourning the meeting to a later date and time and place announced at the meeting.  Unless otherwise determined by the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 2.7.            Quorum; Adjournment. At any meeting of the stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum except as otherwise provided by law, the Charter or these Bylaws.  If a quorum shall not be present at any meeting of the stockholders, the chairman of the meeting shall have the power to adjourn the meeting from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting.  At such adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally noticed.

The stockholders present either in person or by proxy, at a meeting which has been duly called and convened, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Section 2.8.            Voting.

Except as otherwise required by law, the Charter or these Bylaws, a majority of the votes cast at a meeting of the stockholders duly called and at which a quorum is present shall be sufficient to approve any matter that may properly come before the meeting.  With respect to the election of directors, each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted.  Unless otherwise provided in the Charter, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of the stockholders.

Section 2.9.            Proxies. A stockholder may cast the votes entitled to be cast by the shares of stock owned of record by the stockholder in person or by proxy executed by the stockholder or by the stockholder’s duly authorized agent in any manner permitted by law.  Such proxy or evidence of authorization of such proxy shall be filed with the Secretary of the Company before or at the time of the meeting.  No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

Section 2.10.          Voting of Stock by Certain Holders. Stock registered in the name of a corporation, partnership, trust or other entity, if entitled to be voted, may be voted by the president, a vice president, a general partner, or trustee thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such stock pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such stock.  Any director or other fiduciary may vote stock registered in his name as such fiduciary, either in person or by proxy.

Shares of the Company’s stock owned directly or indirectly by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case, subject to the terms of the Charter, they may be voted and shall be counted in determining the total number of outstanding shares at any given time.

The Board of Directors may adopt by resolution a procedure by which a stockholder may certify in writing to the Company that any shares of stock registered in the name of the stockholder are held for the account of a specified person other than the stockholder.  The resolution shall set forth the class of stockholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date or closing of the stock transfer books, the time after the record date or closing of the stock transfer books within which the certification must be received by the Company; and any other provisions with respect to the procedure which the Board of Directors considers necessary or desirable.  On receipt of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the stockholder of record of the specified stock in place of the stockholder who makes the certification.

Section 2.11.          Exemption From Control Share Acquisition Statute. Notwithstanding any other provision of the Charter or these Bylaws, Title 3, Subtitle 7 of the MGCL, or any successor statute thereto, shall not apply to any acquisition by any person of shares of stock of the Company.  This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of “control shares,” as such term is defined in the MGCL, and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.

Section 2.12.          Inspectors.

(a)  The Board of Directors or the chairman of the meeting may, but need not, appoint one or more individual inspectors or one or more entities that designate individuals as inspectors to act at the meeting or any adjournment thereof.  If an inspector or inspectors are not appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors.  In case any person appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the Board of Directors in advance of the meeting or at the meeting by the chairman of the meeting.

(b)  The inspectors, if any, shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders.  Each such report shall be in writing and signed by him or her or by a majority of them if there is more than one inspector acting at such meeting.  If there is more than one inspector, the report of a majority shall be the report of the inspectors.  The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

Section 2.13.          Nominations and Stockholder Business.

(a)           Annual Meetings of Stockholders.

(1)  Nominations of individuals for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (A) pursuant to the Company’s notice of such meeting; (B) by or at the direction of the Board of Directors; or (C) by any stockholder of the Company who (i) was a stockholder of record both at the time of giving of notice provided for in this Section 2.13(a) and at the time of the annual meeting in question; (ii) is entitled to vote at such meeting; and (iii) has complied with the notice procedures set forth in this Section 2.13(a).

(2)  For nominations or other business to be properly brought at an annual meeting by a stockholder pursuant to this paragraph (a)(2) or paragraph (a)(1) of this Section 2.13, the stockholder must give timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive office of the Company not less than 120 days nor more than 150 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the 10th day following the day on which disclosure of the date of such meeting is first made.  In no event shall the public announcement of a postponement or adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above.  Such stockholder’s notice shall set forth (A) as to each individual whom the stockholder proposes to nominate for election or reelection as a director (i) the name, age, business address, and residence address of such individual; (ii) the class and number of shares of stock of the Company that are beneficially owned by such individual; and (iii) all other information relating to such individual that is required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such individual’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) as to any other business that the stockholder proposes to bring before the meeting, (i) a brief description of the business desired to be brought before the meeting; (ii) the reasons for conducting such business at the meeting; and (iii) any material interest in such business of such stockholder and any Stockholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the stockholder and the Stockholder Associated Person therefrom; (C) as to the stockholder giving the notice and any Stockholder Associated Person, the class, series and number of all shares of stock of the Company which are owned by such stockholder and by such Stockholder Associated Person, if any, and the nominee holder for, and number of, shares owned beneficially but not of record by such stockholder and by any such Stockholder Associated Person; (D) as to the stockholder giving the notice and any Stockholder Associated Person covered by clauses (B) or (C) of this Section 2.13(a), the name and address of such stockholder, as they appear on the Company’s stock ledger and current name and address, if different, and of such Stockholder Associated Person; and (E) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director or the proposal of other business on the date of such stockholder’s notice.

(3)  Notwithstanding anything in the second sentence of paragraph (a)(2) of this Section 2.13 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for directors or specifying the size of the increased Board of Directors made by the Company at least 130 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.13(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Company no later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

(4)           For purposes of this Section 2.13, “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the Company owned of record or beneficially by such stockholder and (iii) any person controlling, controlled by or under common control with such Stockholder Associated Person.

(b)           Special Meetings of Stockholders.  Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Company’s notice of said meeting.  Nominations of individuals for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) pursuant to the Company’s notice of said meeting; (ii) by or at the direction of the Board of Directors; or (iii) provided the Board of Directors has determined that directors shall be elected at such special meeting, by any stockholder of the Company who (A) is a stockholder of record both at the time of giving of notice provided for in this Section 2.13(b) and at the time of the special meeting; (B) is entitled to vote at the meeting; and (C) complied with the notice procedures set forth in this Section 2.13(b).  In the event the Company calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate an individual or individuals (as the case may be) for election to such position as specified in the Company’s notice of meeting, if the stockholder’s notice containing the information required by paragraph (a)(2) of this Section 2.13 shall be delivered to the Secretary at the principal executive offices of the Company not earlier than the 150th day prior to such special meeting and not later than the close of business on the later of the 120th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.  In no event shall the public announcement of a postponement or adjournment of a special meeting commence a new time period for the giving of a stockholder’s notice as described above.

(c)           General.

(1)  If information submitted pursuant to this Section 2.13 by any stockholder proposing a nominee for election as a director or any proposal for other business at a meeting of stockholders shall be inaccurate to a material extent, such information may be deemed not to have been provided in accordance with this Section 2.13.  Upon written request by the Secretary or the Board of Directors or any committee thereof, any stockholder proposing a nominee for election as a director or any proposal for other business at a meeting of stockholders shall provide, within five business days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory, in the discretion of the Board of Directors or any committee thereof or any authorized officer of the Company, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 2.13.  If a stockholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 2.13.

(2)  Only such individuals who are nominated in accordance with the procedures set forth in this Section 2.13 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.13.  The presiding officer of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 2.13, and, if any proposed nomination or business is not in compliance with this Section 2.13, to declare that such defective nomination or proposal, if any, be disregarded.

(3) For purposes of this Section 2.13, (i) the “date of mailing of the notice” shall mean the date of the proxy statement for the solicitation of proxies for election of directors and (ii) “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

(4) Notwithstanding the foregoing provisions of this Section 2.13, a stockholder shall also comply with all applicable requirements of state law and the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.13.  Nothing in this Section 2.13 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Section 2.14.          Voting by Ballot. Voting on any question or in any election may be viva voce unless the presiding officer shall order, or any stockholder shall demand, that voting be by ballot.

ARTICLE III

DIRECTORS

Section 3.1.            General Powers. The business and affairs of the Company shall be managed under the direction of its Board of Directors.

Section 3.2.            Number, Tenure And Qualifications. At any regular meeting or at any special meeting called for that purpose, a majority of the members then serving on the Board of Directors may increase or decrease the number of directors, provided that, except as otherwise provided in the Charter, the number thereof shall never be less than the minimum number required by the MGCL or the Charter

(whichever is greater), nor more than the maximum number of directors set forth in the Charter, and further provided that the tenure of office of a director shall not be affected by any decrease in the number of directors.

Section 3.3.            Annual And Regular Meetings. An annual meeting of the Board of Directors shall be held immediately after and at the same place as the annual meeting of stockholders, no notice other than this Bylaw being necessary.  In the event such meeting is not so held, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors.  The Board of Directors may provide, by resolution, the time and place, either within or without the State of Maryland, for the holding of quarterly or regular meetings of the Board of Directors without other notice than such resolution.

Section 3.4.            Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the Chairman of the Board, President or by a majority of the Board of Directors.  The individual or individuals authorized to call special meetings of the Board of Directors may fix any place, either within or without the State of Maryland, as the place for holding any special meeting of the Board of Directors called by them.  The Board of Directors may provide, by resolution, the time and place for the holding of special meetings of the Board of Directors without other notice than such resolution.

Section 3.5.            Notice. Notice of any special meeting of the Board of Directors shall be delivered personally, or by telephone, electronic mail, facsimile transmission, United States mail, or courier to each director at his business or residence address.  Notice by personal delivery, telephone, electronic mail, facsimile transmission or courier shall be given at least twenty four hours prior to the meeting.  Notice by United States mail shall be given at least five days prior to the meeting and shall be deemed to be given when deposited in the United States mail properly addressed, with postage prepaid thereon.  Telephone notice shall be deemed to be given when the director or his agent is personally given such notice in a telephone call to which he or his agent is a party.  Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Company by the director.  Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Company by the director and receipt of a completed answer-back indicating receipt.  Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed.  Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Directors need be stated in the notice, unless specifically required by statute or these Bylaws.

Section 3.6.            Quorum. A majority of the directors then serving shall constitute a quorum for transaction of business at any meeting of the Board of Directors, provided that if less than a majority of such directors are present at said meeting, a majority of the directors present may adjourn the meeting from time to time without further notice, and provided further that, if pursuant to the Charter or these Bylaws, the vote of a majority of a particular group of directors is required for action, a quorum must also include a majority of such group.  The directors present at a meeting which has been duly called and convened may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.

Section 3.7.            Voting.

(a)  The action of the majority of the directors present at a meeting at which a quorum is present shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable statute or the Charter.  If enough directors have withdrawn from a meeting to leave less than a quorum but the meeting is not adjourned, the action of the majority of that number of directors necessary to constitute a quorum at such meeting shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable statute or the Charter.

(b)  Any action pertaining to any transaction in which the Company is purchasing, selling, leasing or mortgaging any real estate asset, making a joint venture investment or engaging in any other transaction in which an advisor, sponsor, director or officer of the Company, any affiliated lessee or affiliated contract manager of any property of the Company, or any affiliate of the foregoing, has any direct or indirect interest other than as a result of their status as a director, officer, or stockholder of the Company, shall be approved in accordance with the applicable provisions of the laws of the State of Maryland.

Section 3.8.            Organization. Unless some other director is appointed to chair a meeting by a majority of the Board of Directors, at each meeting of the Board of Directors, the Chairman of the Board of Directors or, in the absence of the Chairman, the Vice Chairman of the Board of Directors, if any, shall act as chairman or in the absence of both the Chairman and Vice Chairman of the Board of Directors, a director chosen by a majority of the directors present, shall act as chairman.  The Secretary or, in his or her absence, an Assistant Secretary of the Company, or in the absence of the Secretary and all Assistant Secretaries, an individual appointed by the Chairman, shall act as secretary of the meeting.

Section 3.9.            Action by Consent; Informal Action. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each director, and such action is filed with the minutes of proceedings of the Board of Directors.

Section 3.10.          Presumption of Assent. A director of the Company who is present at any meeting of the Board of Directors at which action on any matter is taken shall be presumed to have assented to the action unless his or her dissent shall be entered in the minutes of the meeting or unless he or she shall file a written dissent to such action with the individual acting as secretary of the meeting before the adjournment thereof, or shall forward any dissent by certified or registered mail to the Secretary of the Company immediately after the adjournment of the meeting.  Such right to dissent shall not apply to a director who voted in favor of such action.

Section 3.11.          Telephone Meetings. Directors may participate in a meeting of the Board of Directors by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 3.12.          Removal. At any meeting of stockholders called expressly, but not necessarily solely, for that purpose, any director or the entire Board of Directors may be removed, with or without cause, by a vote of the holders of a majority of the shares of common stock then entitled to vote on the election of directors, subject to the rights of any holders of preferred stock to vote for the directors.

Section 3.13.          Vacancies. If for any reason any or all the directors cease to be directors, such event shall not terminate the Company or affect these Bylaws or the powers of the remaining directors hereunder (even if fewer than three directors remain).  Any vacancy on the Board of Directors for any cause shall be filled by a majority of the remaining directors, although such majority is less than a quorum.  Notwithstanding the foregoing, a majority of the Independent Directors shall nominate replacements for vacancies among the Independent Directors’ positions.  Any individual so elected as director shall hold office until the next annual meeting of stockholders and until his or her successor is elected and qualifies.

Section 3.14.          Compensation. Directors may, in the discretion of the entire Board of Directors, receive annual or monthly salary and/or equity based compensation for their services as directors, fixed sums per meeting and/or per visit to real property or other facilities owned or leased by the Company, and/or for any service or activity performed or engaged in as directors on behalf of the Company.  Directors may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Board of Directors or of any committee thereof and for their reasonable out-of-pocket expenses, if any, in connection with each such meeting, property visit, and/or other service or activity they performed or engaged in as directors on behalf of the Company.  Nothing herein contained shall be construed to preclude any director from serving the Company in any other capacity and receiving compensation therefor.

Section 3.15.          Loss of Deposits. No director shall be liable for any loss which may occur by reason of the failure of the bank, trust company, savings and loan association, or other institution with whom moneys or stock have been deposited.

Section 3.16.          Surety Bonds. Unless required by law, no director shall be obligated to give any bond or surety or other security for the performance of any of his duties.

Section 3.17.          Reliance. Each director, officer, employee and agent of the Company shall, in the performance of his duties with respect to the Company, be fully justified and protected with regard to any act or failure to act in reliance in good faith upon the books of account or other records of the Company, upon an opinion of counsel or upon reports made to the Company by any of its officers or employees or by the adviser, accountants, appraisers or other experts or consultants selected by the Board of Directors or officers of the Company, regardless of whether such counsel or expert may also be a director.

Section 3.18.          Certain Rights of Directors, Officers, Employees and Agents. The directors shall have no responsibility to devote their full time to the affairs of the Company.  Any director or officer of the Company, in his personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to, in addition to, or in competition with those of or relating to the Company, subject to the provisions of applicable law, the Charter, or the adoption of any policies relating to such interests and activities adopted by the Board of Directors.

ARTICLE IV

COMMITTEES

Section 4.1.            Designation. The Board of Directors may, by a resolution adopted by a majority of the entire Board of Directors, designate an Executive Committee, an Audit Committee, a Compensation Committee, a Leasing Committee, and any other committee it deems appropriate and in the best interest of the Company.

Section 4.2.            Number, Tenure and Qualifications. Each committee shall be composed of one or more directors, and such committee members shall serve at the pleasure of the Board of Directors.

Section 4.3.            Power. Subject to the limitations contained herein and the limitations contained in the resolution establishing such committee, to the extent permitted by law, the Executive Committee shall have and may exercise all of the power of the Board of Directors in the management of the business and affairs of the corporation.  Each other committee, to the extent expressly provided for in the resolution establishing such committee and except as prohibited by law, shall have and may exercise all of the power of the Board of Directors in such other matters and affairs concerning the Company.  Notwithstanding the foregoing, no committee shall have the power of the Board of Directors to fix the compensation of any committee member.

Section 4.4.            Meetings. Notice of committee meetings shall be given in the same manner as notice for special or regular meetings of the Board of Directors.  A majority of the members of the committee shall constitute a quorum for the transaction of business at any meeting of the committee.  The act of a majority of the committee members present at a meeting shall be the act of such committee.  The Board of Directors may designate a chairman of any committee, and such chairman or, in the absence of a chairman, any two members of any committee may fix the time and place of its meeting unless the Board shall otherwise provide.  In the absence of any member of any such committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint another director to act in the place of such absent member.  Each committee shall keep minutes of its proceedings.

Section 4.5.            Telephone Meetings. Members of a committee of the Board of Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time.  Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 4.6.            Action by Consent; Informal Action. Any action required or permitted to be taken at any meeting of a committee of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each member of the committee and is filed with the minutes of proceedings of such committee.

Section 4.7.            Vacancies. Subject to the provisions hereof, the Board of Directors shall have the power at any time to change the membership of any committee, to fill all vacancies, to designate alternate members to replace any absent or disqualified member or to dissolve any such committee.

ARTICLE V

OFFICERS

Section 5.1.            General Provisions. The officers of the Company shall be elected by the Board of Directors, and shall include a President, Treasurer, Secretary, and any other officers as determined by the Board of Directors.  Such officers may include a Chairman of the Board, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, one or more Vice Presidents, one or more Assistant Treasurers, a Secretary, and/or one or more Assistant Secretaries.  In addition, the Board of Directors may from time to time elect such other officers with such powers and duties as they shall deem necessary or desirable. The officers of the Company shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of stockholders, except that the Chief Executive Officer may appoint one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers or other officers. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as may be convenient. Each officer shall hold office until his successor is elected and qualifies or until his death, resignation or removal in the manner hereinafter provided.  Any two or more offices except President and Vice President may be held by the same person.  In its discretion, the Board of Directors may leave unfilled any office except that of President, Treasurer and Secretary. Election of an officer or agent shall not itself create contract rights between the Company and such officer or agent.

Section 5.2.            Removal and Resignation. Any officer or agent of the Company may be removed by the Board of Directors if in its judgment the best interests of the Company would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.  Any officer of the Company may resign at any time by giving written notice of his resignation to the Board of Directors, the Chairman of the Board, the President or the Secretary.  Any resignation shall take effect immediately upon its receipt or at such later time specified in the notice of resignation.  The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.  Such resignation shall be without prejudice to the contract rights, if any, of the Company.

Section 5.3.            Vacancies. A vacancy in any office may be filled by the Board of Directors for the balance of the term.

Section 5.4.            Power. Officers shall have such power and perform such duties in the management of the corporation as are provided in these Bylaws or as may be determined by resolution of the Board of Directors not inconsistent with these Bylaws.

Section 5.5.            The Chairman of the Board. The Board of Directors may designate an executive or non-executive Chairman of the Board of Directors.  Any Chairman of the Board of Directors shall preside at all meetings of the stockholders, the Board of Directors and any committee on which he serves, unless the Board of Directors or appropriate committee shall appoint a director other than the Chairman of the Board of Directors to chair the appropriate meeting or as otherwise as permitted under theses Bylaws.

Section 5.6.            The Chief Executive Officer. Unless otherwise designated by the Board of Directors, the President shall also be the Chief Executive Officer.  The Chief Executive Officer shall be the highest ranking executive officer of the Company and, subject to the supervision of the Board of Directors, shall have all authority and power with respect to, and shall be responsible for, the general management of the business, financial affairs, and day-to-day operations of the Company, including, but not limited to, (i) the supervision and management of all other executive officers; (ii) the development of the Company’s long-range strategic plan and the annual operating plan; (iii) the engagement, retention and termination of employees and independent contractors of the Company, the setting of the compensation and other material terms of employment or engagement of employees and independent contractors, and the establishment of work rules for employees; (iv) the representation of the Company at any business or financial meeting or presentation with stockholders, lenders, affiliates, strategic or joint venture partners, financial institutions, underwriters, analysts and any other entity with which the Company does business; and (v) the initiation, development, and implementation of new business, markets and technologies. The Chief Executive Officer shall see that all orders and resolutions of the Board of Directors are carried into effect and shall perform such other duties and have such other authority and powers as the Board may from time to time prescribe.  At the request of the Chief Executive Officer, or in case of his absence or inability to act, unless otherwise directed by the Board of Directors, the President shall perform the duties of the Chief Executive Officer and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the Chief Executive Officer.  Additionally, in the event that the Company has both a President and a Chief Executive Officer, any powers or duties conferred upon the President in these Bylaws shall concurrently be conferred upon the Chief Executive Officer, and in such event the powers granted to the President shall be subject to the exercise of such powers or duties by the Chief Executive Officer.

Section 5.7.            The President. Unless the Board of Directors shall designate otherwise, the Chief Executive Officer shall be the President of the Company.  The President shall report to the Chief Executive Officer, if distinct, and shall have, subject to the control of the Chief Executive Officer and the Board, active supervision and management over the day-to-day operations of the Company and over its subordinate officers, assistants, agents and employees.  At the request of the President, or in case of his absence or inability to act, unless otherwise directed by the Board of Directors, the Chief Executive Officer shall perform the duties of the President and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the President.

Section 5.8.            The Chief Operating Officer. Unless the Board of Directors shall designate, the President shall be the Chief Operating Officer of the Company.  The Chief Operating Officer shall report to the President, if distinct, and shall have, subject to the control of the President and the Board, active supervision over such portion of the day-to-day operations of the Company and over its subordinate officers, assistants, agents and employees as delegated by the President or the Board of Directors.

Section 5.9.            The Treasurer; Chief Financial Officer. Unless the Board of Directors shall designate otherwise, the Treasurer shall be the Chief Financial Officer of the Company.  The Treasurer

shall report to the Chief Executive Officer and shall have, subject to the control of the Chief Executive Officer and the Board of Directors, the general care and custody of the funds and securities of the Company and the authority and power with respect to, and the responsibility for, the Company’s accounting, auditing, reporting and financial record-keeping methods and procedures; controls and procedures with respect to the receipt, tracking and disposition of the revenues and expenses of the Company; the establishment and maintenance of depository, checking, savings, investment and other accounts of the Company; relations with accountants, financial institutions, lenders, underwriters and analysts; the development and implementation of funds management and short-term investment strategies; the preparation of financial statements and all tax returns and filings of the Company; and the supervision and management of all subordinate officers and personnel associated with the foregoing.

Section 5.10.          Vice Presidents. Each Vice President shall have such powers and duties as may be prescribed from time to time by the Board of Directors or as may be delegated from time to time by the President and (in the order as designated by the Board of Directors, or in the absence of such designation, as determined by the length of time each has held the office of Vice President continuously) shall exercise the powers of the President during that officer’s absence or inability to act.  The Board of Directors may designate one or more Vice Presidents as Executive Vice President, Senior Vice President, or as Vice President for particular areas of responsibility.

Section 5.11.          Assistant Treasurers. Each Assistant Treasurer shall perform such duties as may be prescribed from time to time by the Board of Directors or as may be delegated from time to time by the President.  The Assistant Treasurers (in the order as designated by the Board of Directors or, in the absence of such designation, as determined by the length of time each has held the office of Assistant Treasurer continuously) shall exercise the powers of the Treasurer during that officer’s absence or inability to act.

Section 5.12.          Secretary. The Secretary shall maintain minutes of all meetings of the Board of Directors, of any committee, and of the stockholders, or consents in lieu of such minutes, in the Company’s minute books, and shall cause notice of such meetings to be given when requested by any person authorized to call such meetings.  The Secretary may sign with the President, in the name of the Company, all contracts of the Company and affix the seal of the Company thereto.  The Secretary shall have charge of the certificate books, stock transfer books, and stock papers as the Board of Directors may direct, all of which shall at all reasonable times be open to inspection by any director at the office of the Company during business hours.  The Secretary shall perform such other duties as may be prescribed from time to time by the Board of Directors or as may be delegated from time to time by the President.

Section 5.13.          Assistant Secretaries. Each Assistant Secretary shall perform such duties as may be prescribed from time to time by the Board of Directors or as may be delegated from time to time by the President.  The Assistant Secretaries (in the order designated by the Board of Directors or, in the absence of such designation, as determined by the length of time each has held the office of Assistant Secretary continuously) shall exercise the powers of the Secretary during that officer’s absence or inability to act.

Section 5.14.          Compensation. The salaries and other compensation of the officers shall be fixed from time to time by the Board of Directors and no officer shall be prevented from receiving such salary or other compensation by reason of the fact that he is also a director.

ARTICLE VI

CONTRACTS, LOANS, CHECKS AND DEPOSITS

Section 6.1.            Contracts. The Board of Directors may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Company and such authority may be general or confined to specific instances.  Any agreement, deed, mortgage, lease or other document shall be valid and binding upon the Board of Directors and upon the Company when authorized or ratified by action of the Board of Directors and executed by an authorized person.

Section 6.2.            Checks and Drafts. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Company shall be signed by such officer or agent of the Company in such manner as shall from time to time be determined by the Board of Directors.

Section 6.3.            Deposits. All funds of the Company not otherwise employed shall be deposited from time to time to the credit of the Company in such banks, trust companies or other depositories as the Board of Directors may designate.

ARTICLE VII

STOCK CERTIFICATES; ISSUANCES, TRANSFERS

Section 7.1.            Certificates. Except as otherwise provided in these Bylaws, this Section shall not be interpreted to limit the power of the Board of Directors to issue some or all of the shares of any or all of its classes or series without certificates.

Section 7.2.            Transfers; Registered Stockholders. The Company shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Maryland.

Notwithstanding the foregoing, transfers of shares of any class of stock will be subject in all respects to the Charter and all of the terms and conditions contained therein.

Section 7.3.            Closing of Transfer Books or Fixing of Record Date. The Board of Directors may (i) set, in advance, a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or determining stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of stockholders for any other proper purpose, (such record date, in any case, may not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days before the date on which the meeting or particular action requiring such determination of stockholders of record is to be held or taken); or (ii) in lieu of fixing a record date, direct that the stock transfer books be closed for a period not greater than 20 days.  In the case of a meeting of the stockholders, the record date or the date set for the closing of the stock transfer books shall be at least ten days before the date of such meeting.

If no record date is fixed and stock transfer books are not closed for the determination of stockholders, (i) the record date for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders shall be the later of (a) the close of business on the day on which the notice of meeting is mailed or (b) the 30th day before the meeting; and (ii) the record date for the determination of stockholders entitled to receive payment of a dividend or an allotment of any other rights shall be the close of business on the day on which the resolution of the Board of Directors authorizing the dividend or allotment of rights is adopted, provided that the payment or allotment may not be made more than 60 days after the date on which such resolution is adopted.

When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section, such determination shall apply to any adjournment thereof, except when (i) the determination has been made through the closing of the transfer books and the stated period of closing has expired or (ii) the meeting is adjourned to a date more than 120 days after the record date fixed for the original meeting, in either of which case a new record date shall be determined as set forth herein.

Section 7.4.            Stock Ledger. The Company shall maintain at one or more of its principal offices or at the office of its counsel, accountants, or transfer agent, an original or duplicate share ledger containing the name and address of each stockholder and the number of shares of each class held by such stockholder.

Section 7.5.            Fractional Stock; Issuance of Units. The Board of Directors may issue fractional stock or provide for the issuance of scrip, all on such terms and under such conditions as they may determine.  Notwithstanding any other provision of the Charter or these Bylaws, the Board of Directors may issue units consisting of different securities of the Company.  Any security issued in a unit shall have the same characteristics as any identical securities issued by the Company, except that the Board of Directors may provide that for a specified period securities of the Company issued in such unit may be transferred on the books of the Company only in such unit.

ARTICLE VIII

ACCOUNTING YEAR

The Board of Directors shall have the power, from time to time, to fix the fiscal year of the Company by a duly adopted resolution.

ARTICLE IX

DISTRIBUTIONS

Section 9.1.            Authorization. Dividends and other distributions upon the stock of the Company may be authorized by the Board of Directors, subject to the provisions of law and the Charter. Dividends and other distributions may be paid in cash, property or stock of the Company, subject to the provisions of law and the Charter.

Section 9.2.            Contingencies. Before payment of any dividends or other distributions, there may be set aside out of any assets of the Company available for dividends or other distributions such sum or sums as the Board of Directors may from time to time, in its absolute discretion, think proper as a reserve fund for contingencies, for equalizing dividends or other distributions, for repairing or maintaining any property of the Company or for such other purpose as the Board of Directors shall determine to be in the best interest of the Company, and the Board of Directors may modify or abolish any such reserve.

ARTICLE X

INVESTMENT POLICY

Subject to the provisions of the Charter, the Board of Directors may from time to time adopt, amend, revise or terminate any policy or policies with respect to investments by the Company as it shall deem appropriate in its sole discretion.

ARTICLE XI

SEAL

Section 11.1.          Seal. The Board of Directors may authorize the adoption of a seal by the Company.  The seal shall contain the name of the Company and the year of its incorporation and the words “Incorporated Maryland.”  The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof.

Section 11.2.          Affixing Seal. Whenever the Company is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place “[SEAL]” adjacent to the signature of the person authorized to execute the document on behalf of the Company.

ARTICLE XII

WAIVER OF NOTICE

Whenever any notice is required to be given pursuant to the Charter or these Bylaws or pursuant to applicable law, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.  Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice, unless specifically required by statute.  The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

ARTICLE XIII

AMENDMENT OF BYLAWS

The Board of Directors shall have the exclusive power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws.  The original or certified copy of these Bylaws, including any amendments thereto, shall be kept at the Company’s principal office, as determined pursuant to Article I, Section 1 of these Bylaws.

The foregoing are certified as the Amended and Restated Bylaws of the Company adopted by the Board of Directors on August 12, 2010.

/s/ Daniel J. Rosenberg
Secretary